EXHIBIT 22.1

                     SCHEDULE OF SUBSIDIARIES OF THE COMPANY

                                                 Jurisdiction of       Parent         Percentage
Subsidiary                                       Incorporation         Corporation    Ownership
Fantastic Foods International Inc.               Nevada                Company        100%

NuOasis Properties Inc.                          Nevada                Company        100%

NuOasis Las Vegas Inc.(1)                        Nevada                Company        100%

NuOasis Laughlin Inc.(1)                         Nevada                Company        100%

Casino Management of America Inc.(1)             Nevada                Company        100%

ACI Asset Management Inc.(1)                     Nevada                Company        100%

NuOasis International Inc.                       Commonwealth of the   Company        100%
                                                Bahamas
Oasis Resorts International, Inc.                Nevada                NOI             49%

Oasis Hotel, Resorts & Casino III                Nevada                Oasis          100%

NuOasis Resorts & Casinos N.V.(1)(2)             Netherlands Antilles  Oasis           80%

Cleopatra Palace Resorts and Casinos Limited     United Kingdom        Oasis           75%

Cleopatra Cap Gammarth Limited(2)                Tunisia               CPRC            90%

Cleopatra's World Inc.                           British Virgin        CPRC            90%
                                                 Islands

_________________________________________
(1)  Have not commenced business.
(2)  In organization: capital stock not issued at June 30, 1999